UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: August 4, 2005
(Date of earliest event reported)
METRIS COMPANIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12351	41-1849591
(State or of incorporation)	(Commission file number)	(IRS Employer
Identification No.)
10900 Wayzata Boulevard, Minnetonka, Minnesota 55305
(Address of principal executive offices)
(952) 525-5020
(Registrant’s telephone number)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements
On August 4, 2005, Metris Companies Inc. (Registrant) announced that it had entered into an Agreement and Plan of Merger dated as of August 4, 2005 (the Merger Agreement), with HSBC Finance Corporation, a Delaware corporation (Parent), and HSBC Finance Corporation I, a Delaware corporation and wholly-owned subsidiary of Parent (Merger Sub). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent.
The Merger Agreement includes customary representations, warranties and covenants of the parties to the merger. The merger is conditioned on the approval of Registrant’s stockholders, the acquisition of all necessary regulatory approvals and the redemption of Registrant’s 10 1/8% Senior Notes due 2006, which has been noticed for August 15, 2005. In addition, the merger is conditioned on the resolution of Registrant’s ongoing and previously disclosed Securities and Exchange Commission (SEC) investigation, either in the form of a notice from the Staff of the SEC that it will not recommend that charges be brought against Registrant with respect to the SEC investigation, or under certain circumstances after September 30, 2005, a final court or administrative order with respect to the SEC investigation, which does not include fines, penalties or settlement that in the aggregate are substantial in relation to Registrant’s financial condition and which does not include adverse restrictions on Registrant’s business.
Parent will pay $15.00 per share of Registrant’s common stock (Per Common Share Price) and $682,561,140.00 in the aggregate for all issued and outstanding shares of Registrant’s Series C Perpetual Convertible Preferred Stock (Series C shares), at the closing as merger consideration to Registrant’s stockholders. If the merger becomes effective after December 9, 2005, then the Per Common Share Price will be reduced as scheduled in the Merger Agreement and the aggregate amount to be paid to the holders of the Series C shares will be increased as scheduled in the Merger Agreement. The parties intend to cancel all of Registrant’s outstanding stock options, restricted stock units, and other equity-denominated compensation upon the effectiveness of the merger, with payments to holders in respect of such cancellations in lump sum cash payments, reduced, but not below zero, by any exercise prices and tax withholdings. Registrant and Parent currently expect the merger to close in the fourth quarter of 2005.
In addition, Registrant has agreed, among other things and subject to certain exceptions as described in the Merger Agreement, (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the merger, (ii) not to engage in certain transactions during such period, (iii) to use commercially reasonable efforts to resolve the SEC investigation as described above and (iv) to cause a special stockholder meeting to be held to consider approval of the merger and the other transactions contemplated by the Merger Agreement.
The Merger Agreement prohibits Registrant from soliciting or entertaining alternative business acquisition proposals, subject to certain exceptions for proposals that are reasonably likely to be superior, and contains certain termination rights for both Registrant and Parent. Either party may terminate the agreement if the merger is not closed by March 31, 2006, if the merger is not approved by Registrant’s stockholders or upon other customary events. Parent may terminate the Merger Agreement if Registrant’s Board of Directors changes or does not reaffirm its recommendation of the merger. Registrant may terminate the merger to accept an alternative business acquisition proposal that is found to be superior by its Board of Directors. Upon termination of the Merger Agreement under specified circumstances, Registrant may be required to pay Parent a termination fee of $57.4 million.
Immediately following the merger, Registrant’s subsidiary Direct Merchants Credit Card Bank, National Association, will be merged with and into HSBC Bank Nevada, NA, and as a result of the bank merger, HSBC Bank Nevada will survive as a wholly-owned subsidiary of Parent.
Parent has also executed a stockholder agreement with stockholders who hold approximately 44% of the outstanding voting stock of Registrant, pursuant to which the stockholders have given Parent a proxy to vote all of the shares of Registrant’s capital stock that the stockholders beneficially own in favor of adoption of the Merger Agreement and approval of the merger and against any alternative business acquisition proposal.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
99.1	Metris Companies Inc. press release dated August 4, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRIS COMPANIES INC.
Dated: August 4, 2005	By:	/s/William A. Houlihan
William A. Houlihan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Metris Companies Inc. press release dated August 4, 2005.